                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                       THE CHASE MANHATTAN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  [CHASE LOGO]
--------------------------------------------------------------------------------

                                 NOTICE OF 1999

                                 ANNUAL MEETING
                                OF STOCKHOLDERS
                                   AND PROXY
                                   STATEMENT

                           Meeting Date: May 18, 1999

                        The Chase Manhattan Corporation
                                270 Park Avenue
                         New York, New York 10017-2070

                Copyright 1999. The Chase Manhattan Corporation
                              All Rights Reserved

                                  [CHASE LOGO]

THE CHASE MANHATTAN CORPORATION
270 Park Avenue
New York, New York 10017-2070

                                  March 25, 1999

Dear Stockholder:

     I am pleased to invite you to the Annual Meeting of Stockholders to be held on May 18, 1999, at the offices of our subsidiary, Chase Manhattan Mortgage Corporation, 3415 Vision Drive, Columbus, Ohio. As we have done in the past, in addition to considering the matters described in the Proxy Statement, we will review major developments since our last stockholders' meeting.

     We hope that you will attend the meeting in person, but even if you are planning to come, we strongly encourage you to designate the proxies named on the enclosed card to vote your shares. This will ensure that your common stock will be represented at the meeting. The Proxy Statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

                                  Sincerely,

                                /s/ Walter V. Shipley

                                  Chairman of the Board and
                                  Chief Executive Officer

                                  [CHASE LOGO]

THE CHASE MANHATTAN CORPORATION
270 Park Avenue
New York, New York 10017-2070

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:   Tuesday, May 18, 1999
TIME:  11:00 a.m.
PLACE:  Chase Manhattan Mortgage Corporation
        3415 Vision Drive
        Columbus, OH 43219

MATTERS TO BE VOTED ON:

     -  Election of sixteen directors

     - Ratification of appointment of PricewaterhouseCoopers LLP as our independent accountants for 1999

     -  Re-approval of Key Executive Performance Plan

     - Stockholder proposals included in the attached Proxy Statement, if they are introduced at the meeting

     -  Any other matters that may be properly brought before the meeting

                                     By Order of the Board of Directors

                                     Anthony J. Horan
                                     Secretary

March 25, 1999

                              PLEASE VOTE PROMPTLY

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL INFORMATION ABOUT VOTING............................    1
PROPOSAL 1: ELECTION OF DIRECTORS...........................    2
     Information About the Nominees.........................    3
     About the Board and its Committees.....................    8
     Security Ownership of Directors and Executive
      Officers..............................................    9
     Executive Compensation.................................   11
     Compensation and Benefits Committee Report on Executive
      Compensation..........................................   11
     Comparison of Five-Year Cumulative Total Return........   13
     Executive Compensation Tables..........................   14
       I.  Summary Compensation Table.......................   14
       II. Stock Option/SAR Grants Table -- 1998 Grants.....   15
       III. Aggregated Stock Option/SAR Exercises in 1998
            and Option/SAR Values as of Year-End 1998.......   15
       IV.  Long-Term Incentive Plans--1998 Awards..........   16
     Retirement Benefits and Termination Arrangements.......   16
     Additional Information About Our Directors and
      Executive Officers....................................   17
PROPOSAL 2: APPOINTMENT OF INDEPENDENT ACCOUNTANTS..........   18
PROPOSAL 3: RE-APPROVAL OF KEY EXECUTIVE PERFORMANCE PLAN
            (KEPP)..........................................   18
STOCKHOLDER PROPOSALS.......................................   20
     Proposal 4: Annual Reports of Political Contributions
      Made by Chase.........................................   20
     Proposal 5: Policy for Lending to, Servicing, and
                 Operations in, Lesser Developed
                 Countries..................................   21
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2000 ANNUAL
  MEETING...................................................   22

--------------------------------------------------------------------------------

                                PROXY STATEMENT

     Your vote is very important. For this reason, the Board of Directors is requesting that you allow your Common Stock to be represented at the Annual Meeting by the Proxies named in the enclosed Proxy Card. This Proxy Statement is being sent to you in connection with this request and has been prepared for the Board by our management. "We", "our", "Chase" and the "Corporation" refer to The Chase Manhattan Corporation. The Proxy Statement is first being sent to our stockholders on or about March 25, 1999.

    ------------------------------------------------------------------------

                        GENERAL INFORMATION ABOUT VOTING

     WHO CAN VOTE. You are entitled to vote your Common Stock if our records showed that you held your shares as of March 19, 1999. At the close of business on that date, a total of 847,163,749 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed Proxy Card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

     VOTING BY PROXIES. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them which you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the Proxies how to vote your Common Stock by using the toll free telephone number or the Internet voting site listed on the Proxy Card or by signing, dating and mailing the Proxy Card in the postage paid envelope that we have provided to you. Of course, you can always come to the meeting and vote your shares in person. When you use the telephone system or our Internet voting site, the system verifies that you are a stockholder through the use of a unique Personal Identification Number that is assigned to you. The procedure allows you to instruct the Proxies how to vote your shares and to confirm that your instructions have been properly recorded. Specific directions for using the telephone and Internet voting systems are on the Proxy Card. Whichever of these methods you select to transmit your instructions, the Proxies will vote your shares in accordance with those instructions. If you sign and return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not now aware of any matters to be presented other than those described in this Proxy Statement.

     If any matters not described in the Proxy Statement are properly presented at the meeting, the Proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your Common Stock may be voted by the Proxies on the new meeting date as well, unless you have revoked your proxy instructions.

     HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS. To revoke your proxy instructions, you must advise the Secretary in writing before your Common Stock has been voted by the Proxies at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the Proxies, you should revoke or amend your prior instructions in the same way you initially gave them -- that is, by telephone, Internet or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

     HOW VOTES ARE COUNTED. The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If you hold your Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not received your instructions within ten days of the meeting, a nominee that is a broker may vote on matters which the New

York Stock Exchange determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a "broker non-vote" on that matter. Broker non-votes count for quorum purposes, but we do not count either abstentions or broker non-votes as votes for or against any proposal.

     COST OF THIS PROXY SOLICITATION. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit stockholders for the same type of proxy, personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained ChaseMellon Shareholder Services L.L.C. to assist in the solicitation of proxies for a fee of $18,000, plus reasonable out-of-pocket costs and expenses. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their customers who are beneficial owners and obtaining their voting instructions.

     ATTENDING THE ANNUAL MEETING. There is a map at the end of this Proxy Statement showing the location of the Annual Meeting. If you are a holder of record and you plan to attend the Annual Meeting, please indicate this when you vote. The lower portion of the Proxy Card is your admission ticket. IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK HELD BY A BROKER, BANK OR OTHER NOMINEE (I.E., IN "STREET NAME"), YOU WILL NEED PROOF OF OWNERSHIP TO BE ADMITTED TO THE MEETING. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your Common Stock held in street name, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

    ------------------------------------------------------------------------

                       PROPOSAL 1: ELECTION OF DIRECTORS

     An entire Board of Directors, consisting of sixteen members, is to be elected at this annual meeting to hold office until the next annual meeting and the election of their successors.

     VOTE REQUIRED. Directors must be elected by a plurality of the votes cast at the meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes withheld for any Director will not be counted.

     Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the Proxies would vote your Common Stock to approve the election of any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of Directors to be elected, as permitted by our By-laws.

     GENERAL INFORMATION ABOUT THE NOMINEES. All of the nominees are currently Directors. Each has agreed to be named in this Proxy Statement, and to serve if elected. Each of the nominees was a Director in 1998 and attended at least 75% of the meetings of the Board and committees on which the nominee served in that year.

     In the following biographies and the remainder of the Proxy Statement, "heritage Chase" means the corporation which merged into the Corporation on March 31, 1996. "MHC" means Manufacturers Hanover Corporation, which merged into the Corporation on December 31, 1991. Unless stated otherwise, all of the nominees have been continuously employed by their present employers for more than five years. All are actively involved in community and charitable affairs. The age indicated in each nominee's biography is as of May 18, 1999 and all other biographical information is as of the date of this Proxy Statement. George
V. Grune, currently a Director, plans to retire from the Board on the eve of the Annual Meeting and his biography is therefore omitted.

                         INFORMATION ABOUT THE NOMINEES

-----------------------------------------------------------------------------------------------

                                   HANS W. BECHERER (AGE 64)
[PHOTO OF HANS W. BECHERER]
                                   Chairman of the Board and Chief Executive Officer of Deere &
                                   Company. Mr. Becherer is also a Director of AlliedSignal
                                   Inc. and Schering-Plough Corporation. Mr. Becherer became a
                                   Director of the Corporation in 1998.
-----------------------------------------------------------------------------------------------

                                   FRANK A. BENNACK JR. (AGE 66)
[PHOTO OF FRANK A. BENNACK
JR.]                               President and Chief Executive Officer of The Hearst
                                   Corporation. Mr. Bennack is a Director of The Hearst
                                   Corporation, Hearst-Argyle Television, Inc., American Home
                                   Products Corporation, and Polo Ralph Lauren Corporation. He
                                   had been a Director of MHC since 1981, and became a Director of the Corporation in 1991.
-----------------------------------------------------------------------------------------------

                                   SUSAN V. BERRESFORD (AGE 56)
[PHOTO OF SUSAN V.
BERRESFORD]                        President of The Ford Foundation. Ms. Berresford had been a
                                   Director of heritage Chase since 1995, and became a Director of the Corporation in 1996.
-----------------------------------------------------------------------------------------------

                                   M. ANTHONY BURNS (AGE 56)
[PHOTO OF M. ANTHONY BURNS]
                                   Chairman of the Board, President and Chief Executive Officer
                                   of Ryder System, Inc. Mr. Burns is also a Director of J.C.
                                   Penney Company, Inc. and Pfizer Inc. He had been a Director of heritage Chase since 1990, and became a Director of the
                                   Corporation in 1996.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

                                   H. LAURANCE FULLER (AGE 60)
[Photo of H. Laurance
Fuller]                            Co-Chairman of BP Amoco Plc. Mr. Fuller is also a Director of Abbott Laboratories, Motorola, Inc. and Security Capital
                                   Group, Inc. He had been a Director of heritage Chase since
                                   1985, and became a Director of the Corporation in 1996.
-----------------------------------------------------------------------------------------------

                                   MELVIN R. GOODES (AGE 64)
[Photo of Melvin R. Goodes]
                                   Chairman of the Board and Chief Executive Officer of
                                   Warner-Lambert Company. Mr. Goodes is also a Director of
                                   Ameritech Corporation and Unisys Corporation. He became a
                                   Director of the Corporation in 1986.
-----------------------------------------------------------------------------------------------

                                   WILLIAM H. GRAY III (AGE 57)
[Photo of William H. Gray
III]                               President and Chief Executive Officer of The College
                                   Fund/UNCF. Mr. Gray was a member of the United States House of Representatives from 1979 to 1991. He is also a Director of CBS Corp., Electronic Data Systems Corporation, MBIA
                                   Inc., The Prudential Insurance Company of America, Rockwell
                                   International Corporation, Union Pacific Corporation and
                                   Warner-Lambert Company. He had been a Director of heritage
                                   Chase since 1992, and became a Director of the Corporation in 1996.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

                                   WILLIAM B. HARRISON JR. (AGE 55)
[PHOTO OF WILLIAM B.
HARRISON JR.]                      Vice Chairman of the Board and a Director of the Corporation
                                   since 1991. Mr. Harrison is also a Director of Dillard
                                   Department Stores, Inc. and Freeport-McMoRan Copper & Gold
                                   Inc.
-----------------------------------------------------------------------------------------------

                                   HAROLD S. HOOK (AGE 67)
[PHOTO OF HAROLD S. HOOK]
                                   Retired Chairman of the Board and Chief Executive Officer of
                                   American General Corporation. Mr. Hook had served as both
                                   Chairman and Chief Executive Officer of American General
                                   Corporation from 1978 until October 1996 and retired as
                                   Chairman in April 1997. Mr. Hook is also a Director of
                                   Cooper Industries, Inc., Duke Energy Corporation and Sprint
                                   Corporation. He became a Director of the Corporation in
                                   1987.
-----------------------------------------------------------------------------------------------

                                   HELENE L. KAPLAN (AGE 65)
[PHOTO OF HELENE L. KAPLAN]
                                   Of Counsel to the firm of Skadden, Arps, Slate, Meagher &
                                   Flom LLP. Mrs. Kaplan is also a Director of Bell Atlantic
                                   Corporation, The May Department Stores Company, Metropolitan
                                   Life Insurance Company and Mobil Corporation. She became a
                                   Director of the Corporation in 1987.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                                   THOMAS G. LABRECQUE (AGE 60)
[Photo of Thomas G.
Labrecque]                         President and Chief Operating Officer of the Corporation
                                   since 1996, having served as Chairman of the Board and Chief
                                   Executive Officer of heritage Chase since 1990. He had been a Director of heritage Chase since 1980, and became a
                                   Director of the Corporation in 1996. Mr. Labrecque is also a
                                   Director of Pfizer Inc.
-----------------------------------------------------------------------------------------------
                                   HENRY B. SCHACHT (AGE 64)
[Photo of Henry B. Schacht]
                                   Director and Senior Advisor of E.M. Warburg, Pincus & Co.,
                                   LLC, commencing in 1999. Mr. Schacht served as Chairman of
                                   Lucent Technologies, Inc. from 1996 to 1998, as Chief
                                   Executive Officer from 1996 to 1997, and as Senior Advisor from 1998 to 1999. He served as Chairman of the Board of
                                   Cummins Engine Company, Inc. from 1977 to 1995 and as Chief
                                   Executive Officer from 1973 to 1994. Mr. Schacht is also a
                                   Director of Alcoa Inc., Cummins Engine Company, Johnson &
                                   Johnson, Knoll, Inc. and Lucent Technologies, Inc. He had
                                   been a Director of heritage Chase since 1982, and became a
                                   Director of the Corporation in 1996.
-----------------------------------------------------------------------------------------------
                                   WALTER V. SHIPLEY (AGE 63)
[Photo of Walter V. Shipley]
                                   Chairman of the Board and Chief Executive Officer of the
                                   Corporation from 1983-1992 and 1994 to the present. Mr.
                                   Shipley is also a Director of Bell Atlantic Corporation,
                                   Champion International Corporation and Exxon Corporation. He
                                   became a Director of the Corporation in 1982.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

                                   ANDREW C. SIGLER (AGE 67)
[Photo of Andrew C. Sigler]
                                   Retired as Chairman of the Board and Chief Executive Officer
                                   of Champion International Corporation in October 1996. Mr.
                                   Sigler is a Director of AlliedSignal Inc. and General
                                   Electric Company, as well as a member of the Board of
                                   Trustees for Dartmouth College. He became a Director of the
                                   Corporation in 1979.
-----------------------------------------------------------------------------------------------

                                   JOHN R. STAFFORD (AGE 61)
[Photo of John R. Stafford]
                                   Chairman, President and Chief Executive Officer of American
                                   Home Products Corporation. Mr. Stafford is also a Director of AlliedSignal Inc., Bell Atlantic Corporation and Deere &
                                   Company. He had been a Director of MHC since 1982, and
                                   became a Director of the Corporation in 1991.
-----------------------------------------------------------------------------------------------

                                   MARINA V.N. WHITMAN (AGE 64)
[Photo of Marina N. Whitman]
                                   Professor of Business Administration and Public Policy,
                                   University of Michigan. Prior to her appointment at the
                                   University of Michigan in 1992, Dr. Whitman was Vice
                                   President and Group Executive of General Motors Corporation.
                                   She is also a Director of Alcoa Inc., Browning-Ferris
                                   Industries, Inc., The Procter & Gamble Company and Unocal
                                   Corp. Dr. Whitman had been a Director of MHC since 1973, and became a Director of the Corporation in 1991.
-----------------------------------------------------------------------------------------------

                       ABOUT THE BOARD AND ITS COMMITTEES

     THE BOARD. Chase is governed by a Board of Directors and various committees of the Board which meet throughout the year. During 1998, there were 12 meetings of the Board. Directors discharge their responsibilities throughout the year at Board and committee meetings, and also through considerable telephone contact and other communications with the Chairman and others regarding matters of concern and interest to Chase.

     COMMITTEES OF THE BOARD. The Board has five principal committees. The following chart describes for each committee the function, current membership, and number of meetings held during 1998.

                       AUDIT AND EXAMINING COMMITTEES -- 7 MEETINGS IN 1998
                       ----------------------------------------------------
FUNCTIONS                                                     CURRENT MEMBERS
Review and discuss reports and other communications           Hans W. Becherer
concerning management's responsibilities to:                  Frank A. Bennack Jr.
- safeguard the assets and income of stockholders and         Susan V. Berresford
customers                                                     M. Anthony Burns (Chairman)
- provide for reliable and timely financial information       George V. Grune (Vice Chairman)
  and statements
- maintain compliance with Chase's ethical standards,
  policies, plans and procedures, as well as applicable
  laws and regulations

                    COMPENSATION AND BENEFITS COMMITTEE -- 7 MEETINGS IN 1998
                    ---------------------------------------------------------

FUNCTIONS                                                     CURRENT MEMBERS
- Determine compensation and benefits policies and            H. Laurance Fuller (Vice Chairman)
procedures                                                    Melvin R. Goodes
- Approve senior officer compensation                         William H. Gray III
                                                              John R. Stafford (Chairman)

                            GOVERNANCE COMMITTEE -- 1 MEETING IN 1998
--------------------------------------------------------------------------------------------------

FUNCTIONS                                                     CURRENT MEMBERS
- Consider nominees for election to the Board, including      Frank A. Bennack Jr.
  any written recommendation by a stockholder which is        M. Anthony Burns
  mailed to the attention of the Secretary                    H. Laurance Fuller
- Review duties and composition of Board committees           Helene L. Kaplan
- Counsel the Board on other Board governance matters         Henry B. Schacht (Vice Chairman)
                                                              Andrew C. Sigler (Chairman)
                                                              John R. Stafford

                     PUBLIC POLICY AND TRUST COMMITTEE -- 3 MEETINGS IN 1998
--------------------------------------------------------------------------------------------------

FUNCTIONS                                                     CURRENT MEMBERS
- Review our charitable and community oriented activities,    Hans W. Becherer
  including strategy with respect to charitable               Susan V. Berresford
  contributions and projects undertaken to improve the        Melvin R. Goodes
  communities we serve                                        William H. Gray III (Chairman)
- Review our community reinvestment activities                Harold S. Hook
- Review the trust, other fiduciary and investment            Marina v.N. Whitman (Vice Chairman)
  advisory activities of our subsidiaries

                           RISK POLICY COMMITTEE -- 6 MEETINGS IN 1998
--------------------------------------------------------------------------------------------------

FUNCTIONS                                                     CURRENT MEMBERS
- Act in a general advisory capacity to management in         Harold S. Hook (Vice Chairman)
  respect of activities that give rise to credit risk and     Helene L. Kaplan (Chairman)
  market risk                                                 Henry B. Schacht
- Be fully apprised of these risks and how they are           Andrew C. Sigler
  created and managed                                         Marina v.N. Whitman
- Review and approve a general risk management mandate to
  govern these activities
- Re-evaluate regularly our risk exposure, risk tolerance
  and the established mandate
- Review and, as appropriate, approve policies to control
  risk exposure

     DIRECTORS' COMPENSATION. Directors who are Chase officers do not receive any fees for their services as Directors. Each non-employee Director receives an annual retainer of $25,000. The Chairmen of the Audit and Examining Committees, the Compensation and Benefits Committee and the Risk Policy Committee each receives an additional fee of $16,000 per year and each other member of these committees receives an additional fee of $8,000 per year. The Chairmen of the Governance Committee and the Public Policy and Trust Committee each receives an additional fee of $10,000 per year and each other member of these committees receives an additional fee of $5,000 per year. Each non-employee Director receives $1,250 for each meeting of the Board of Directors of the Corporation and The Chase Manhattan Bank (the Bank) and each Board committee meeting attended. Only one fee is paid for attendance at meetings that serve both the Corporation and the Bank. Non-employee Directors also receive an annual grant of 1,000 shares of Common Stock, which is subject to increase or decrease as appropriate so that the value of the shares at the time of the grant will not be less than $37,500 or more than $50,000.

Non-employee Directors are included in a group term life insurance policy and a business travel accident insurance policy. During 1998, Chase paid average premiums for these coverages of approximately $1,221 per Director. A Director may elect to participate in Chase's medical insurance coverage, with the cost of the coverage paid by the Director.

     DEFERRED COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS. Each year non-employee Directors may elect to defer until they leave the Board all or part of their cash compensation and/or all of their Common Stock compensation. A Director's right to receive future payments under any deferred compensation arrangement is an unsecured claim against Chase's general assets. Cash amounts may be deferred into various investment equivalents, including a Common Stock equivalent, and will be paid and distributed in cash. Stock compensation may only be deferred as Common Stock and is distributable only in Common Stock. Deferred cash compensation may be exchanged for benefits under a split-dollar life insurance program.

    ------------------------------------------------------------------------

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of Common Stock and Common Stock equivalents beneficially owned as of December 31, 1998 by each nominee for Director, the executive officers named in the Summary Compensation Table and all nominees and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, by all nominees and executive officers as a group totals less than 1% of the outstanding Common Stock. Totals include shares acquired pursuant to the 2-for-1 stock split effective as of the close of business on May 20, 1998. No nominee or executive officer beneficially owns any Chase preferred stock.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                       Amount and Nature of
                                       Beneficial Ownership
         Name of Individual                     (1)
------------------------------------  -----------------------
Hans W. Becherer                                 4,716
Frank A. Bennack Jr.                            17,349
Susan V. Berresford                              8,734
Donald L. Boudreau                             587,511(2)(5)
M. Anthony Burns                                11,592
H. Laurance Fuller                              27,782
Melvin R. Goodes                                15,612
William H. Gray III                             11,785
William B. Harrison Jr.                      1,220,739(2)(3)(5)
Harold S. Hook                                  92,959(4)
Helene L. Kaplan                                21,024
Thomas G. Labrecque                          1,749,843(2)
Henry B. Schacht                                16,905
Marc J. Shapiro                                825,255(2)
Walter V. Shipley                            2,364,238(2)(3)(5)
Andrew C. Sigler                                18,460
John R. Stafford                                22,670(5)
Marina v.N. Whitman                             14,948(5)
All nominees and executive officers
  as a group (22 persons)                    8,379,630

(1) The amounts reported include shares of Common Stock, receipt of which has been deferred under deferred compensation plan arrangements as follows: Mr.
    Becherer: 805 shares; Ms. Berresford: 2,755 shares; Mr. Boudreau: 31,757 shares; Mr. Burns: 3,973 shares; Mr. Fuller: 8,020 shares; Mr. Gray: 5,383 shares; Mr. Harrison: 62,444 shares; Mr. Hook: 6,284 shares; Mrs. Kaplan:
    1,709 shares; Mr. Labrecque: 167,598 shares; Mr. Schacht: 8,020 shares; Mr.
    Shapiro: 112,077 shares; Mr. Shipley: 355,869 shares; Mr. Stafford: 4,068 shares; and all nominees and executive officers as a group: 954,001 shares.

    The amounts reported also include the number of units of Common Stock equivalents held by certain Directors under deferred compensation arrangements entitling those Directors, upon termination of service, to receive a cash payment for each unit equal to the fair market value at that time of a share of Common Stock as follows: Mr. Becherer: 871 units; Mr.
    Bennack: 8,948 units; Ms. Berresford: 5,771 units; Mr. Burns: 4,722 units; Mr. Fuller: 11,442 units; Mr. Goodes: 7,723 units; Mr. Gray: 6,402 units; Mr. Hook: 50,167 units; Mrs. Kaplan: 11,515 units; Mr. Schacht: 8,469 units; Mr. Sigler: 10,421 units; Mr. Stafford: 13,754 units; Dr. Whitman: 7,723 units; and all nominees as a group: 147,928 units.

(2) The amounts reported include shares of Common Stock which could be acquired on or before March 1, 1999, through the exercise of stock options as follows: Mr. Boudreau: 419,138 shares; Mr. Harrison: 947,332 shares; Mr.
    Labrecque: 1,129,296 shares; Mr. Shapiro: 661,000 shares; Mr. Shipley:
    1,664,000 shares; and all nominees and executive officers as a group:
    5,790,038 shares. The amounts reported also include shares of Common Stock that may be received at the end of a restricted period and/or when Common Stock price targets are met pursuant to forfeitable awards of restricted stock and/or restricted stock units as follows: Mr. Boudreau: 50,544 shares; Mr. Harrison: 66,992 shares; Mr. Labrecque: 134,620 shares; Mr. Shapiro:
    36,230 shares; Mr. Shipley: 94,492 shares; and all nominees and executive officers as a group: 511,968 shares.

(3) The amounts reported include Common Stock allocated to accounts under a
    Section 401(k) plan as follows: Mr. Harrison: 11,133 shares; Mr. Shipley:
    54,905 shares; and all executive officers as a group: 66,296 shares.

(4) The amount reported includes beneficial ownership of 184 shares of Common Stock owned through a controlled corporation.

(5) The amounts reported include shares for which beneficial ownership is disclaimed as follows: Mr. Boudreau: 9,504 shares; Mr. Harrison: 44,028 shares; Mr. Shipley: 29,816 shares; Mr. Stafford: 600 shares; Dr. Whitman:
    1,036 shares; and all nominees and executive officers as a group: 85,702 shares.

                             EXECUTIVE COMPENSATION

      COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                             COMPENSATION POLICIES

     The Compensation and Benefits Committee, which consists solely of non-employee Directors, administers the executive compensation program of the Corporation and its subsidiaries and determines the compensation of senior management.

     Chase's compensation program seeks to attract, retain and motivate top quality professionals. Our compensation policy for executive officers emphasizes performance-based pay over fixed salary and uses long-term pay based on the performance of Chase's stock to further align the interests of senior management with Chase's stockholders. Chase seeks to provide compensation levels that are competitive with those provided by the appropriate peer groups of financial institutions in each of the markets and businesses in which Chase competes. During 1998, the Committee again received reports and information from independent consultants to ensure that the program, in the Committee's judgment, remains competitive and able to meet its objectives.

     Peer groups will differ for each of the businesses headed by executive officers and, in general, will consist for each business of those comparable financial institutions that compete in the same markets and seek to sell similar groups of financial services and products. Appropriate peer groups will change over time and will consist of other U.S. bank holding companies and other competitors. The peer groups will not correspond to the large list of institutions that make up the indices shown on page 13 of the Proxy Statement.

     RELATIONSHIP OF CORPORATE PERFORMANCE TO COMPENSATION. Compensation paid to the Corporation's executive officers for 1998 consisted primarily of salary, bonuses and awards of stock options and restricted stock awarded under the Key Executive Performance Plan (KEPP) and the Corporation's 1996 Long-Term Incentive Plan. The payment of bonuses and the awards of stock options and restricted stock are directly related to corporate and individual performance and, where relevant, business unit performance.

     CASH COMPENSATION. An executive officer's cash compensation is made up of base salary and an annual performance bonus.

     For each executive, the Committee reviews salaries paid to similarly situated executives in a peer group of other U.S. bank holding companies and other competitors. A particular executive's actual salary will be set based on this competitive review and the executive's performance, level of experience and Chase's emphasis on performance-based rather than salary-based compensation. In general, base salaries are not reviewed more often than every 24 months.

     Annual performance bonuses are awarded based on the executive's success in achieving corporate, business unit and individual performance goals. In setting these awards, the Committee takes account of data and trends in the appropriate peer groups.

     Quantitative performance goals may vary from year to year, and have included such factors as earnings per share growth, revenue growth, return on common equity, income before income tax expense, credit quality and expense management indicators. In 1998 on a transitional basis, and in 1999 on a primary basis, shareholder value added (cash net income less an explicit charge for capital) has become a primary factor in assessing financial performance. Qualitative measures include the Committee's assessment of the executive's success in the carrying out of the Chase Vision and exemplifying the Chase Values. The 1998 awards gave primary consideration to operating net income, return on common equity, revenue growth, and earnings per share growth, both for Chase overall and for individual business units, as well as in comparison to other comparable financial institutions.

     Each executive is required to defer a portion of each annual performance bonus in excess of a certain amount. The mandatorily deferred amount will be paid out over several years or upon retirement and is subject to certain forfeiture provisions upon termination of employment.

     EQUITY-BASED COMPENSATION. Chase believes that the grant of significant annual equity awards further links the interests of senior management and Chase's stockholders. The Committee sets targeted ranges for equity-based awards for each executive based upon the award practices of a peer group of U.S. bank holding companies and other competitors. Actual awards reflect the Committee's assessment of the individual's current and potential contribution to Chase's success. All award information has been adjusted to reflect the 2-for-1 stock split effective as of the close of business on May 20, 1998.

     On January 20, 1998, when the price of Chase's Common Stock was $52.955 per share, the Committee granted to executive officers stock options which become exercisable over four years and expire on January 20, 2008 and performance accelerated restricted stock units. Half the units vest after five years of continued employment. Twenty-five percent of the units vest only if the price of Chase's Common Stock averages $75 for a ten day period before January 20, 2003, a condition that was met on July 13, 1998. Twenty-five percent of the units vest only if the price of Chase's Common Stock averages $82.50 for a ten day period before January 20, 2003. All awards vest in the case of death, disability or retirement, except that after retirement awards related to a target price vest only if the target price is met.

     Final compensation data for Chase's peer group companies for calendar year 1998 is not yet available. Chase estimates that total compensation amounts for executive officers (base salary, annual bonus and equity-based awards) will place Chase in approximately the 75th percentile of compensation levels of applicable peer groups.

                    DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     In May 1994, Chase stockholders approved KEPP, a plan designed to allow Chase a tax deduction for incentive compensation payments to the Chief Executive Officer and the other four most highly paid executive officers. Absent KEPP, such incentive compensation payments would not be deductible to the extent such amounts for any such officer in any year exceeded $1 million. In administering this plan, the Compensation Committee will promote its policy of maximizing corporate tax deductions, wherever feasible.

     Under the plan, the Committee sets an objective formula under which a bonus pool amount will be created and allocates a percentage of this pool to each participant. The bonus pool for each year is an amount equal to the sum of (i) a percentage of Chase's income before provision for income tax expense for that year in excess of a percentage of total stockholders' equity and (ii) the amount, not to exceed $2,000,000 (the "Carryover Amount"), that was available to pay bonuses under the Plan for prior years but was not so paid. The Committee may also make provisions for excluding the effect of extraordinary events and changes in accounting methods, practices or policies. This calculation sets the amount of incentive compensation (that is, annual performance bonus and stock awards other than options and performance-based stock awards granted under the 1996 Long-Term Incentive Plan) for each participant. There is a separate limit that no participant may receive compensation greater than (i) .002 of Chase's income before income tax expense, extraordinary items and effect of accounting changes in the calendar year plus (ii) one half of any Carryover Amount. The Committee may, based on other factors, reduce any incentive awards determined pursuant to this formula.

                  COMPENSATION ACTIONS IN 1998 FOR MR. SHIPLEY

     In accordance with the Committee's general practice of reviewing base salary not more often than every 24 months, Mr. Shipley's base salary was increased in June of 1998 to $1,100,000. The Committee had previously granted a base salary increase to Mr. Shipley in May 1996.

     For 1998, the Committee, with the approval of the Board of Directors, awarded Mr. Shipley under KEPP a performance bonus of $3,531,250 (a portion of which was mandatorily deferred) and 6,378 restricted stock units which vest after three years. In making this award, the Committee gave primary consideration to the specific financial results for 1998 summarized below. Additionally, the Committee considered the Corporation's 1998 operating goals, including goals related to leadership development and workforce diversity. The 1998 award reflects the achievement of an operating return on average common stockholders' equity of 18.4% for 1998 compared with 19.5% in 1997. Operating net income was $4.0 billion compared to $3.8 billion in 1997. Diluted operating earnings per share were $4.51 in 1998 compared to $4.17 in 1997. Operating revenues grew by 12% in 1998 versus 7.6% in 1997. The Committee also considered these financial results against a competitive environment in which Chase distinguished itself. Mr. Shipley had been awarded $3.531 million and 8,852 restricted stock units for 1997.

     In January 1998, the Committee also awarded to Mr. Shipley 300,000 nonqualified stock options with an exercise price of $52.955 that vest over four years and 90,000 performance accelerated restricted stock units. These restricted stock units will vest as described above. In January 1997, the Committee awarded to Mr. Shipley 240,000 nonqualified stock options with an exercise price of $46.1563 that vest over three years.

Dated as of January 19, 1999

COMPENSATION AND BENEFITS COMMITTEE
H. Laurance Fuller (Vice Chairman)
Melvin R. Goodes
William H. Gray III
John R. Stafford (Chairman)

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     Below is a line graph that compares the yearly percentage change in the cumulative total stockholder return of Chase's Common Stock against the cumulative total return of the S&P Financials Index, the S&P 500, the KBW 50 Index and the KBW Money Center Bank Index for each of the five years in the period commencing December 31, 1993 and ending December 31, 1998.

     The results are based on an assumed $100 invested on December 31, 1993 and the reinvestment of dividends. We are changing our basis for comparison from the KBW 50 and KBW Money Center Banks Indices to the S&P Financials Index. We believe the S&P Financials Index is a more appropriate index for measuring Chase's performance in the future because the S&P Financials Index is not limited to banks and includes competitors from the asset management, brokerage, consumer finance, insurance, and investment banking industries.

[Comparison Performance Chart]

                                                     S&P FINANCIALS                                                 KBW MONEY
                                      CHASE               INDEX              S&P 500             KBW 50           CENTER BANKS
                                      -----          --------------          -------             ------           ------------
'1993'                                  100                 100                 100                 100                 100
'1994'                                93.23               96.46              101.32                94.9               98.79
'1995'                               158.92              148.57              139.39                 152              160.68
'1996'                               249.14              200.83               171.4              215.01              237.57
'1997'                               312.52              297.43              228.58              314.32              317.79
'1998'                               414.31              331.41              293.91              340.34              355.25

                         EXECUTIVE COMPENSATION TABLES

     In the following Executive Compensation Tables, all award information has been adjusted to reflect the 2-for-1 stock split effective as of the close of business on May 20, 1998.
                         I. SUMMARY COMPENSATION TABLE

                                            Annual Compensation(1)                  Long-Term Compensation
                                     ------------------------------------   --------------------------------------
                                                                                    Awards(2)            Payouts
                                                                            -------------------------   ----------
                                                                            Restricted    Securities
                                                                              Stock       Underlying       LTIP       All Other
                                                               Special(3)     Awards     Options/SARs    Payouts     Compensation
Name and Principal Position   Year   Salary($)     Bonus($)     Bonus($)      ($)(4)      Granted(#)      ($)(5)        ($)(6)
---------------------------   ----   ---------     --------    ----------   ----------   ------------    -------     ------------
Walter V. Shipley             1998   $1,030,769   $3,531,250   $1,666,667   $2,851,725     300,000      $1,675,548    $   51,538
 Chairman and                 1997      950,000    3,531,250    1,666,667      468,750     240,000       3,544,220        47,500
 Chief Executive Officer      1996      903,846    3,093,750    1,666,667    2,378,750     240,000       1,343,750         6,000
Thomas G. Labrecque           1998    1,007,692    3,093,750    1,666,667    2,789,225     300,000       1,675,548        50,385
 President and                1997      900,000    3,093,750    1,666,667      406,250     200,000       3,101,192        45,000
 Chief Operating Officer      1996      888,024    2,656,250    1,666,667    2,069,688     208,000               0        39,466
William B. Harrison Jr.       1998      769,231    4,406,250      666,667    2,182,400     220,000       1,117,032        38,462
 Vice Chairman                1997      675,000    3,968,750      666,667      531,250     170,000       2,215,137        33,750
 of the Board                 1996      640,385    2,218,750      666,667    1,514,062     150,000         839,844         6,000
Donald L. Boudreau            1998      642,308    1,168,750      500,000    1,190,350     120,000         744,688        32,115
 Vice Chairman,               1997      575,000    1,256,250      500,000      143,750      90,000       1,476,758        28,750
 National Consumer Services
Marc J. Shapiro               1998      628,846    1,168,750            0    1,190,350     120,000         744,688     1,064,931
 Vice Chairman,               1997      575,000    1,081,250            0      118,750      90,000       1,476,758       570,866
 Finance and Risk
 Management

---------------
(1) Includes amounts paid or deferred during each year.
(2) All award information has been adjusted to reflect the 2-for-1 stock split effective as of the close of business on May 20, 1998.
(3) Amounts shown are special merger-related bonuses awarded in 1996 to Messrs. Shipley, Labrecque, Harrison and Boudreau payable in three equal installments in June 1996, September 1997 and December 1998.
(4) All awards of restricted stock units are or were subject to certain vesting requirements including continued employment and are valued as of the date of grant. The amounts shown in the column include awards made in the year indicated as well as awards made in the subsequent year but relating to the performance bonus for the year indicated. They do not include forfeitable awards that vest only if Common Stock price targets are met. Forfeitable awards are reported when granted on the Long-Term Incentive Plan Awards Table and, when vested, on the Summary Compensation Table as LTIP payouts. Dividend equivalents are payable on all restricted stock units. The number and aggregate market value of restricted stock units as of December 31, 1998 (including forfeitable awards and awards of restricted stock units made on January 19, 1999 relating to the 1998 performance bonus) were as follows:
    Mr. Shipley: 100,870 units ($7,161,770); Mr. Labrecque: 140,148 units
    ($9,950,508); Mr. Harrison: 75,071 units ($5,330,041); Mr. Boudreau 52,330 units ($3,715,430); and Mr. Shapiro: 38,016 units ($2,699,136).
(5) The 1998 LTIP payouts represent the market value of Common Stock distributed when Long-Term Incentive Plan restricted stock units granted on January 20, 1998 at a stock price of $52.955 per share vested on July 13, 1998. The vesting of these units was contingent upon Common Stock trading at an average of $75 per share for ten consecutive business days. The 1997 and 1996 LTIP payouts represent the market value of Common Stock distributed pursuant to the vestings of restricted stock units awarded in prior years, the vesting of which was dependent on Common Stock trading at certain target prices per share. In all cases, payouts reflected in this column would have been forfeited if the stock price targets had not been met prior to the end of the vesting periods.
(6) Principally includes employer contributions to 401(k) plans, except for Mr. Shapiro. Amounts for Mr. Shapiro include allowances and reimbursements related to his relocation to New York ($367,085 in 1997 and $722,651 in 1998) and tax reimbursements related to such payments ($177,093 in 1997 and $310,837 in 1998).

              II. STOCK OPTION/SAR GRANTS TABLE -- 1998 GRANTS (1)

                                          % of Total
                              # of       Options/SARs
                           Securities      Granted      Exercise
                           Underlying       to All       or Base                 Grant Date
                          Options/SARs    Employees       Price     Expiration     Present
          Name              Granted        in 1998      ($/Share)      Date      Value(2)(3)
          ----            ------------   ------------   ---------   ----------   -----------
Walter V. Shipley           300,000         0.91        $ 52.955    1/20/2008    $5,105,393
Thomas G. Labrecque         300,000         0.91        $ 52.955    1/20/2008    $5,105,393
William B. Harrison Jr.     220,000         0.67        $ 52.955    1/20/2008    $3,743,955
Donald L. Boudreau          120,000         0.36        $ 52.955    1/20/2008    $2,042,157
Marc J. Shapiro             120,000         0.36        $ 52.955    1/20/2008    $2,042,157

---------------
(1) All award information has been adjusted to reflect the 2-for-1 stock split effective as of the close of business on May 20, 1998. All grants were nonqualified stock options and become exercisable in four equal annual installments beginning on January 20, 1999.

(2) Present values on the grant dates were determined by using the Black-Scholes option pricing model modified to take dividends into account. The model as applied used the applicable grant dates, the exercise prices shown on the table, and the fair market value of Common Stock on the respective grant dates, which was in each case the same as the exercise price. The model assumed (i) a risk-free rate of return of 5.57%, which was the implied rate on 10-year U.S. Treasury zero coupon bonds on the grant date; (ii) a stock price volatility of 23%; (iii) a constant dividend yield of 2.34%, which was based on the historical Common Stock dividend as of the grant date; and (iv) the exercise of all options on the final day of their 10-year terms. No discount from the theoretical value was taken to reflect the waiting period prior to vesting, the limited transferability of the options and the likelihood of the options being exercised in advance of the final day of their terms.

(3) There is no assurance that the values actually realized upon the exercise of these options will be at or near the present values shown in the table as of the date of grant. The Black-Scholes option pricing model is a widely used mathematical formula for estimating option values that incorporates various assumptions that may not hold true over the 10-year life of these options. For example, assumptions are required about the risk-free rate of return as well as about the dividend yield on Common Stock and the volatility of the Common Stock over the 10-year period. Also, the Black-Scholes model assumes that an option holder can sell the option at any time at a fair price that includes a premium for the remaining time value of the option. However, an optionee can realize an option's value before maturity only by exercising and thereby sacrificing the option's remaining time value. Although the negative impact of this and other restrictions on the value of this type of option is well recognized, there is no accepted method for adjusting the theoretical option value for them. The values set forth in the table should not be viewed in any way as a forecast of the performance of our Common Stock, which will be influenced by future events and unknown factors.
--------------------------------------------------------------------------------

             III. AGGREGATED STOCK OPTION/SAR EXERCISES IN 1998 AND
                   OPTION/SAR VALUES AS OF YEAR-END 1998 (1)

                                                             Number of Securities
                                                            Underlying Unexercised         Value of Unexercised
                                                                 Options/SARs            In-the-Money Options/SARs
                            Shares                          as of December 31, 1998     as of December 31, 1998(3)
                         Acquired on         Value        ---------------------------   ---------------------------
         Name            Exercise (#)   Realized ($)(2)   Exercisable   Unexercisable   Exercisable   Unexercisable
         ----            ------------   ---------------   -----------   -------------   -----------   -------------
Walter V. Shipley           75,000        $3,665,625       1,429,000       540,000      $73,425,758    $12,765,988
Thomas G. Labrecque         56,158         3,421,111         987,630       433,332       52,703,290      8,725,960
William B. Harrison Jr.     54,000         2,932,999         785,666       383,334       38,437,885      8,896,471
Donald L. Boudreau          20,800         1,267,126         359,138       180,000       18,642,131      3,656,022
Marc J. Shapiro             24,000         1,173,000         573,000       208,000       29,063,604      4,838,146

---------------
(1) All award information has been adjusted to reflect the 2-for-1 stock split effective as of the close of business on May 20, 1998.
(2) Amounts indicated include those values which would have been realized on exercise but were deferred into Common Stock units. Most option exercises were in connection with options expiring during 1998.
(3) Value based on $71.00 closing price per share of Common Stock on December 31, 1998.

                IV. LONG-TERM INCENTIVE PLANS -- 1998 AWARDS (1)

                                                               Payout in Shares if average
                                         Performance Period     price of Common Stock for
                          Number of            Until           10 consecutive business days
         Name            Shares(#)(2)   Maturation or Payout           is $82.50(3)
         ----            ------------   --------------------   ----------------------------
Walter V. Shipley           45,000       01/20/98-01/25/03                22,500
Thomas G. Labrecque         45,000       01/20/98-01/25/03                22,500
William B. Harrison Jr.     30,000       01/20/98-01/25/03                15,000
Donald L. Boudreau          20,000       01/20/98-01/25/03                10,000
Marc J. Shapiro             20,000       01/20/98-01/25/03                10,000

---------------
(1) All award information has been adjusted to reflect the 2-for-1 stock split effective as of the close of business on May 20, 1998. All payouts are in shares of Common Stock.

(2) These restricted stock units were granted on January 20, 1998 at a stock price of $52.955 per share and would be forfeited if the applicable target prices were not met by January 25, 2003. One-half of the restricted stock units shown vested on July 13, 1998 in accordance with their terms when the average price of Common Stock for ten consecutive business days exceeded $75 per share. The value of those shares is included in the Summary Compensation Table under the heading "LTIP Payouts".

(3) The restricted stock units shown in this column vest when the average price of Common Stock for 10 consecutive business days exceeds $82.50, but not earlier than January 25, 2001. The price target for these units was met on March 10, 1999, and the units will therefore vest in 2001 and will be reported as an LTIP Payout for that year.

                RETIREMENT BENEFITS AND TERMINATION ARRANGEMENTS

     CHASE RETIREMENT PLAN. Most salaried employees of our subsidiary companies participating in the Chase Retirement Plan earn benefits under the Plan if they have been employed for at least one year. Benefits generally become vested after five years of service. On a monthly basis, a bookkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's base salary depending on years of credited service, as follows:

  Years of Credited Service  % of Salary
  -------------------------  -----------
         less than 4              4
             4-6                  5
            7-10                  6
            11-15                 8
            16-20                10
            21-25                12
         26 or more              14

     These accounts also receive interest credits based on average U.S. Treasury Bill rates for the previous year plus 1%. In addition, certain annuity benefits earned by participants under prior plans of heritage Chase as of December 31, 1988, or the Corporation as of December 31, 1996, were converted to additional credit balances under the Chase Retirement Plan as of January 1, 1997. When a participant terminates employment, the amount credited to the participant's account is converted into an annuity or paid to the participant in a lump sum.

     SUPPLEMENTAL RETIREMENT BENEFITS. Supplemental retirement benefits are provided to all of the executive officers and certain other participants under various nonqualified, unfunded plans. Unfunded benefits are provided to certain employees, including each executive officer, whose benefits under the Chase Retirement Plan are limited by type of compensation or amount under applicable federal tax laws and regulations. Designated employees may also receive an unfunded annual benefit at retirement equal to a percentage of final average base pay multiplied by years of service reduced by the amount of all benefits received under the Chase Retirement Plan and other nonqualified, unfunded arrangements. Chase also provides a fixed retirement benefit per year of service to certain designated persons.

     ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE TO CERTAIN EXECUTIVE OFFICERS. The following table shows the estimated annual retirement benefits, including supplemental retirement benefits under the plans applicable to the individuals, which would be payable to each executive officer listed if he were to retire at age 65 at his 1998 base salary and payments were made in the form of a joint and 50% surviving spouse annuity, which is the normal form of payment for married employees.

                      Estimated Annual Retirement Benefits

                                 Year of              Estimated
             Name             65th Birthday        Annual Benefit
             ----             -------------        --------------
  Walter V. Shipley               2000                $897,577(1)
  Thomas G. Labrecque             2003                 964,144(2)
  William B. Harrison Jr.         2008                 700,634(1)
  Donald L. Boudreau              2005                 617,616(2)
  Marc J. Shapiro                 2012                 574,011(1)

---------------
(1) Amounts include (i) interest credits for cash balances projected to be 5.5% per year on annual salary credits and 6.9% per year on prior service balances, if any, and (ii) accrued benefits as of December 31, 1998 under retirement plans then applicable to the named executive officer. Benefits are not subject to any deduction for Social Security payments.
(2) Certain persons who were participating in the heritage Chase retirement plans and had met certain age and service requirements as of December 31, 1988 may elect to have retirement benefits for all of their years of service up to their retirement calculated according to a final pay formula which is determined by years of service less a part of the Social Security benefit payable to the employee.

     TERMINATION ARRANGEMENTS. As part of Chase's efforts to foster the continued employment of key management personnel, Chase has termination agreements with various members of senior management, including the named executive officers. Under the general form of the agreement, Chase will provide severance benefits upon a termination of employment, under applicable conditions, in an amount equal to the product of two times (three times in the case of Messrs. Shipley, Labrecque, Harrison and Boudreau) the sum of the executive's (i) current annual rate of salary, plus (ii) bonus based on an average bonus (expressed as a percentage of salary multiplied by the current annual rate of salary of the executive). In addition, the executive may elect to continue coverage under the applicable welfare benefit plans. In the event of a termination qualifying an executive for severance, the executive's outstanding stock options under Chase's Long-Term Incentive Plan would become vested and remain exercisable following termination of employment. In addition, restricted stock or similar awards under the Plan would vest, provided that if vesting of any options or restricted stock awards is based on satisfaction of performance criteria, then those awards will not vest until those criteria are satisfied. If the executive were to incur federal excise tax in certain circumstances on any severance payment or benefit, the executive would be entitled to an additional cash payment to put the executive in the same position as if the excise tax were not applicable.

       ADDITIONAL INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Our Directors and executive officers file reports with the Securities and Exchange Commission and the New York Stock Exchange indicating the number of shares of any class of our equity securities they owned when they became a Director or executive officer and, after that, any changes in their ownership of our equity securities. Copies of any of these reports must also be provided to us. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that each of our executive officers and Directors has complied with applicable reporting requirements for transactions in our securities during 1998.

     EXTENSIONS OF CREDIT TO DIRECTORS AND OFFICERS. Our subsidiaries have made loans and extended credit, and expect in the future to make loans and extend credit, in the ordinary course of business to our Directors, officers and their associates, including corporations of which a Director is a director, officer or both. None of these loans is preferential or nonperforming.

     DIRECTOR AND OFFICER TRANSACTIONS AND OTHER BUSINESS RELATIONSHIPS. In the ordinary course of business, we use the products or services of a number of organizations of which Directors are officers or directors and in the future we expect to have similar transactions with those organizations. Mrs. Kaplan is Of Counsel to a law firm that provides certain legal services to us from time to time. We believe that these transactions were on terms that were at least as favorable to us as would have been available from other service providers.

     COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION. No member of the Compensation and Benefits Committee is or ever was a Chase officer or employee. No member of the Committee is, or was during 1998, an executive officer of another company whose board of directors has a comparable committee on which one of Chase's executive officers serves.

    ------------------------------------------------------------------------

              PROPOSAL 2:  APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, 1177 Avenue of the Americas, New York, New York 10036, as independent accountants to examine the financial statements of the Corporation and its subsidiaries for the year ending December 31, 1999, and to perform other appropriate accounting services. A resolution will be presented to the meeting to ratify the appointment. The affirmative vote of a majority of the number of votes entitled to be cast by the Common Stock represented at the meeting is needed to ratify the appointment. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

     PricewaterhouseCoopers LLP has examined the financial statements of Chase since 1965. A member of PricewaterhouseCoopers LLP will be present at the meeting and will be available to respond to appropriate questions by stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

    ------------------------------------------------------------------------

       PROPOSAL 3:  RE-APPROVAL OF KEY EXECUTIVE PERFORMANCE PLAN (KEPP)

     KEPP was initially approved by the stockholders in 1994. We are seeking re-approval in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and implementing regulations (the Code). KEPP, as amended, is substantially the same as approved in 1994.

     PURPOSE OF PLAN. KEPP was and is in response to provisions of Section 162(m) of the Code, which has the effect of eliminating a federal income tax deduction for annual compensation in excess of one million dollars paid by Chase to any officer required to be named in the Summary Compensation Table unless that compensation is paid on account of attainment of one or more "performance-based" goals. One requirement for compensation to be performance-based is that the compensation is paid or distributed pursuant to a plan that has been approved by the stockholders -- in this case, every five years.

     KEPP is consistent with Chase's historical emphasis on performance-based compensation and its current compensation philosophy, as more fully described in the Report of the Compensation and Benefits Committee set forth on pp. 11 and 12 of the Proxy Statement. Moreover, KEPP reflects Chase's belief in the need to
(i) recruit, motivate and retain senior officers through compensation and benefits that are competitive with those of Chase's peer institutions and (ii) enhance stockholder value by aligning the compensation of senior officers with corporate performance and, to the extent possible, by preserving the tax-deductibility of senior officer compensation.

     SUMMARY OF PLAN. KEPP is administered by the Compensation and Benefits Committee of the Board of Directors, which is composed of non-employee Directors. KEPP provides for the determination each year of a bonus pool (the bonus pool), which would be established by the Committee by the date permitted by the Code.

     KEPP provides that the bonus pool for each year is (i) a percentage of Chase's income before provision for income tax expense for that year less (ii) an amount equal to a percentage of total stockholders' equity as of the beginning of that year. Each year, the Committee establishes the percentages applicable for that year. At the same time, the Committee may make provisions for excluding the effect of extraordinary events and changes in accounting methods, practices or policies on the amount of the bonus pool.

     Coincident with the establishment of the bonus pool, the Committee will allocate to each participant a share of the bonus pool; however, no participant may receive an award under KEPP in excess of .002 of Chase's income before income tax expense, extraordinary items and the effect of accounting changes for the relevant calendar year (as reflected in Chase's Consolidated Statement of Income) plus $1,000,000. This maximum is a limitation and does not represent a target bonus. The bonuses provided under KEPP will be payable in the form of (i) cash awards under KEPP and (ii) stock-based awards (other than options and performance-based stock awards) under Chase's Long-Term Incentive Plan, in the Committee's discretion. A participant's award may be reduced by the Committee at any time before payment. Prior to any payments being made under KEPP, the Committee will certify in writing, which may be in the form of minutes of meetings of the Committee, that all of the performance goals and other material terms of KEPP relating to the pertinent award have been met.

     The Committee may permit any Chase employee to participate in KEPP. However, it is anticipated that eligible employees would be limited to Chase's chief executive officer and those other executive officers that the Securities and Exchange Commission's proxy rules require to be named in our Proxy Statement's executive compensation tables, currently five persons. All compensation paid to these persons during 1998 under KEPP is disclosed in the Summary Compensation Table on page 14 of this Proxy Statement. KEPP may be amended by the Board of Directors at any time; however, no amendment that would require stockholder approval in order for bonuses paid under KEPP to continue to be deductible under the Code may be made without stockholder approval.

     The affirmative vote of a majority of the total number of votes entitled to be cast by holders of shares of Common Stock represented at the Annual Meeting is needed to re-approve KEPP.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RE-APPROVE THE KEY EXECUTIVE PERFORMANCE PLAN.

                             STOCKHOLDER PROPOSALS

     If a majority of the shares of Common Stock entitled to vote at the meeting are voted in favor of any of the following proposals, then the proposal will be approved.

PROPOSAL 4:  ANNUAL REPORTS OF POLITICAL CONTRIBUTIONS MADE BY CHASE

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the holder of record of 1044 shares of Common Stock, has advised the Corporation that she plans to introduce the following resolution:

     "RESOLVED: That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner."

     "REASONS: This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent."

    "If you AGREE, please mark your proxy FOR this resolution."

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that it would not be in the best interests of Chase and its stockholders to adopt this proposal. Chase does not, and may not by law, use corporate funds to make political contributions in connection with federal elections. On a very limited basis, some political contributions are made by Chase to state or local candidates or committees and to non-federal accounts of party committees, subject to the restrictions and reporting requirements of applicable law. In all cases, these contributions are reported by the recipient to the applicable election authority and are a matter of public record.

     The Chase Manhattan Corporation sponsors a political action committee called the Fund For Good Government which makes political contributions to federal, state and local candidates and committees. No corporate funds are used to make these contributions; rather, monies in the Fund come solely from voluntary contributions by Chase officers. Political contributions made by the Fund For Good Government are determined by officers of the Bank's Government Affairs Department, and, in some instances, a committee comprised of senior officers representing the major areas of the Corporation. Contributions are generally made by the Fund to office holders and candidates who are involved in banking issues or other legislative matters which directly affect Chase. These include issues as wide-ranging as corporate taxes, employee benefits, fee restrictions, regulatory reform, or international trade. As required by law, all contributions made by the Fund For Good Government are reported on a periodic basis to the Federal Election Commission and to certain state election authorities. Reports made to those agencies are a matter of public record; many are now available on the Internet.

     The Board of Directors believes that the disclosures currently being made by Chase and the Fund For Good Government, as well as by the recipients of our political contributions, are adequate and that any additional disclosures would serve no useful purpose and constitute an unnecessary expense for Chase's stockholders. Accordingly, the Board recommends a vote against this proposal.

PROPOSAL 5: POLICY FOR LENDING TO, SERVICING, AND OPERATIONS IN, LESSER DEVELOPED COUNTRIES

     Sisters of Charity of St. Elizabeth, P.O. Box 476, Convent Station, NJ 07961-0476, beneficial owners of 1,500 shares of Common Stock, have advised Chase that they intend to introduce the following resolution which is co-sponsored by the Sisters of Charity of the Incarnate Word, P. O. Box 230969, 6510 Lawndale, Houston, Texas 77223-0969, The Passionists, 526 Monastery Place, Union City, NJ 07087, Congregation of the Passion, 5700 N. Harlem Avenue, Chicago, IL 60631-2342, Sisters of St. Joseph, St. Joseph Convent, 1725 Brentwood Road, Brentwood, NY 11717-5587, Sisters of Mercy of Connecticut, Inc., 249 Steele Road, West Hartford, CT 06117, Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, NY 10011, Congregation of the Mission, 3826 Gilbert Avenue, Dallas, TX 75219, and Dominican Sisters of Hope Ministry Trust, 205 Avenue C, Apartment 10E, New York, NY 10009, each of whom beneficially owns shares of Common Stock having a market value in excess of $1,000:

EFFICIENT USE OF CAPITAL AND FINANCIAL STABILIZATION

     "WHEREAS recent financial crises in less economically developed countries
(LDCs) have been exacerbated if not triggered by short-term capital flows and the large amount of foreign portfolio investment relative to their small equity markets;

     "WHEREAS our corporation's balance sheet has been adversely affected by the debt crisis of the 1980's as well as the more recent crises culminating in the current East Asian melt-down, and therefore we believe that our corporation should take steps that encourage the LDCs to develop better policies to minimize these cyclic financial crises;

     "WHEREAS we believe that the economic development of LDCs is often hampered by a lack of internal investment by their own nationals, by poor regulation of financial intermediaries and by the inefficient use of capital through corruption and the lack of transparency in transactions, with the result of a lack of indigenous business development required for stability;

     "WHEREAS UNCTAD maintains that in Latin America much of the increase in capital flows in the 1990s has been used for private consumption rather than investment for development, and much of these capital in-flows have been short term: for Mexico that short-term foreign debt increased to 16% of GDP by the time of the 1994 crisis;

     "WHEREAS economic crises have played havoc with small and medium sized businesses in the LDCs because the high interest rates imposed by the IMF arrangements have dried up the small amount of business credit for these domestic firms and have resulted in massive bankruptcies and unemployment;

     "WHEREAS in order to stem these flows while maintaining domestic interest rates low enough to prevent massive bankruptcies in the present East Asia crisis, the MIT economist Paul Krugman has taken the radical step to suggest that exchange controls be used;

     "WHEREAS we believe that our corporation can set policies which both serve the long-term interests of our corporation in the LDCs and foster their balanced economic growth;

     "WHEREAS one goal should be to perform due diligence and lend to creditworthy borrowers and provide services only to businesses with good business practices;

     "WHEREAS we also believe that controls on short-term capital flows could diminish the extent of these recurring crises and thus provide for more stable development, reducing our corporation's losses on loans and diminished profits on services during crises; an example of such controls would be some variation of those imposed by Chile which required a portion of all short-term funds to be deposited with the central bank for a period of up to one-year.

     "RESOLVED that, in order to diminish the effects on the corporation's balance sheet of the cyclical financial crises of less developed countries, the Board of Directors develop a policy for its lending and services to, and operations in, LDCs to actively encourage the efficient use of capital and financial stabilization, including the corporation's encouragement, support of and continued services to LDCs that institute short-term capital controls."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     To the extent the foregoing proposal seeks to further a stable macroeconomic climate in which business activity can prosper, we support that goal. However, we do not believe it would be in the best interests of stockholders to support this proposal. The circumstances of individual countries vary greatly, and so do the nature and scope of national efforts to address those circumstances. Even if it were agreed that a particular remedy was helpful in a particular case, no single remedy is likely to apply in all instances, and the efficacy of any particular approach would depend on the context in which it was applied, as well as the details of its structure and implementation. Chase provides lending and other services to clients and counterparties based on our assessments of such parties and subject to a variety of controls, including country risk limits that are reviewed periodically and which we judge to be appropriate. Accordingly, the Board recommends a vote against this proposal.

       STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2000 ANNUAL MEETING

     PROXY STATEMENT PROPOSALS. Under the rules of the Securities and Exchange Commission, proposals that stockholders seek to have included in the Proxy Statement for our next annual meeting of stockholders must be received by the Secretary of Chase not later than November 26, 1999.

     OTHER PROPOSALS AND NOMINATIONS. Our By-laws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in Chase's Proxy Statement for that meeting. Under our By-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of Chase no later than the close of business on February 18, 2000 and not earlier than January 19, 2000. The notice must contain the information required by the By-laws.

     These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the Proxy Statement under the rules of the Securities and Exchange Commission.

     A proxy granted by a stockholder will give discretionary authority to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to applicable rules of the Securities and Exchange Commission.

     Copies of our By-laws may be obtained from the Secretary.

                                            ANTHONY J. HORAN
                                            SECRETARY

 LOCATION OF ANNUAL MEETING OF STOCKHOLDERS OF THE CHASE MANHATTAN CORPORATION
                                 [LOCATION MAP]

Chase Manhattan Mortgage Corporation is located on 3415 Vision Drive in the Easton development on the east side of Columbus, Ohio, approximately one mile from I-270.

FROM I-270:  Exit #33 at Easton.
             Follow Easton Way west to Morse Crossing.
             Turn Left onto Morse Crossing to Vision Drive.
             Turn Right onto Vision Drive.

                       Annual Meeting of Stockholders of
                        The Chase Manhattan Corporation
                      Tuesday, May 18, 1999, at 11:00 a.m.
                        Chase Manhattan Mortgage Company
                               3415 Vision Drive
                               Columbus, OH 43219

NOTE: If you are a beneficial owner of Common Stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.

                                                [PRINTED ON RECYCLED PAPER LOGO]

                         KEY EXECUTIVE PERFORMANCE PLAN
                                       OF
                         THE CHASE MANHATTAN CORPORATION
                             AS AMENDED AND RESTATED
                                 JANUARY 1, 1999

                               SECTION 1 - PURPOSE

     1.1 The Key Executive Performance Plan of The Chase Manhattan Corporation (the "Plan") is designed to attract and retain the services of selected employees who are in a position to make a material contribution to the successful operation of the business of The Chase Manhattan Corporation or one or more of its Subsidiaries. The Plan shall become effective as of January 1, 1999, subject to approval by stockholders in the manner required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

                             SECTION 2 - DEFINITIONS

     2.1 For purposes of this Plan, the following terms shall have the following meanings:

          (a)  "Award" means an amount payable to a Participant pursuant to
               Section 4 of this Plan.

          (b) "Board of Directors" means the Board of Directors of the Corporation.

          (c) "Compensation Committee" or "Committee" means the Compensation and Benefits Committee of the Board of Directors.

          (d)  "Corporation" means The Chase Manhattan Corporation.

          (e) "Participant" means an employee of the Corporation or of a Subsidiary who has been designated by the Committee as eligible to receive an Award pursuant to the Plan for the Plan Year.

          (f)  "Plan Year" means the calendar year.

          (g) "Subsidiary" means (i) any corporation, domestic or foreign, more than 50 percent of the voting stock of which is owned or controlled, directly or indirectly, by the Corporation; or, (ii) any partnership, more than 50 percent of the profits interest or capital interest of which is owned or controlled, directly or indirectly, by the Corporation; or (iii) any other legal entity, more than 50 percent of the ownership interest, such interest to be determined by the Committee, of which is owned or controlled, directly or indirectly, by the Corporation.

                     SECTION 3 - DETERMINATION OF BONUS POOL

     3.1 Not later than three months after the beginning of the Plan Year, the Committee shall prescribe an objective formula pursuant to which a pool of funds (a "bonus pool") will be created for that Plan Year. The bonus pool will consist of a percentage, established by the Committee, of the Corporation's income before income tax expense for that Plan Year in excess of a percentage, established by the Committee, of total stockholders' equity of the Corporation at the beginning of that Plan Year. At the time that it determines the bonus pool formula, the Committee may make provision for excluding the effect of extraordinary events and changes in accounting methods, practices or policies on the amount of the bonus pool.

                               SECTION 4 - AWARDS

     4.1 Coincident with the establishment of the formula under which the bonus pool will be created for a Plan Year the Committee shall assign shares of the bonus pool for that Plan Year to those individuals whom the Committee designates as Participants for that Plan Year; provided that such shares shall not exceed, in the aggregate, 100% of the bonus pool. The maximum annual Award which can be made to any one Participant for a Plan Year is the sum of (a) .2% of the Corporation's total income before income tax expense, extraordinary items and effect of accounting changes, as set forth on the Corporation's Consolidated Statement of Income for such Plan Year and (b) $1 million.

     4.2 Notwithstanding the provisions of Section 4.1, the Committee may, in its sole discretion, reduce the amount otherwise payable to a Participant at any time prior to the payment of the Award to the Participant.

                  SECTION 5 - ELIGIBILITY FOR PAYMENT OF AWARDS

     5.1 Subject to Section 4.2, a Participant who has been assigned a share of the bonus pool shall receive payment of an Award if he or she remains employed by the Corporation or its Subsidiaries through the end of the applicable Plan Year; provided, however, that no Participant shall be entitled to payment of an Award hereunder until the Committee certifies in writing that the performance goals and any other material terms of the Plan have in fact been satisfied. (Such written certification may take the form of minutes of the Committee).

                SECTION 6 - FORM AND TIMING OF PAYMENT OF AWARDS

     6.1 Awards may be paid, in whole or in part, in cash, in the form of grants of stock based awards (other than options) made under the Corporation's Long Term Incentive Plan, as amended from time to time, or any successor plan, or in any other form prescribed by the Committee, and may be subject to such additional restrictions as the Committee, in its sole discretion, shall impose. Where Awards are paid in property other than cash, the value of such Awards, for purposes of the Plan, shall be determined by reference to the fair market value of the property on the date of the Committee's certification required by Section
5.1. For this purpose the fair market of shares of common stock of the Corporation on a particular date shall equal the "Fair Market Value" (as determined under the Long-Term Incentive Plan as in effect on January 1, 1999) of such shares on that date.

     6.2 If an Award is payable in shares of common stock of the Corporation or in another form permitted under the Long-Term Incentive Plan, such Awards will be issued in accordance with the Long-Term Incentive Plan.

     6.3 Subject to Sections 5 and 7 hereof, Awards shall be paid at such time as the Committee may determine.

                    SECTION 7 - DEFERRAL OF PAYMENT OF AWARDS

     7.1 The Committee may, in its sole discretion, permit a Participant to defer receipt of a cash Award, subject to such terms and conditions as the Committee shall impose.

                           SECTION 8 - ADMINISTRATION

     8.1 The Plan shall be administered by the Compensation Committee.

     8.2 Subject to the provisions of the Plan, the Committee shall have exclusive power to determine the amounts that shall be available for Awards each Plan Year and to establish the guidelines under which the Awards payable to each Participant shall be determined.

     8.3 The Committee's interpretation of the Plan, grant of any Award pursuant to the Plan, and all actions taken within the scope of its authority under the Plan, shall be final and binding on all Participants (or former Participants) and their executors.

     8.4 The Committee shall have the authority to establish, adopt or revise such rules or regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

                      SECTION 9 - AMENDMENT AND TERMINATION

     9.1 The Board of Directors or a designated committee of the Board of Directors (including the Committee) may amend any provision of the Plan at any time; provided that no amendment which requires stockholder approval in order for bonuses paid pursuant to the Plan to be deductible under the Code, as amended, may be made without the approval of the stockholders of the Corporation. The Board of Directors shall also have the right to terminate the Plan at any time.

                           SECTION 10 - MISCELLANEOUS

     10.1 The fact that an employee has been designated a Participant shall not confer on the Participant any right to be retained in the employ of the Corporation or one or more of its Subsidiaries, or to be designated a Participant in any subsequent Plan Year.

     10.2 No Award under this Plan shall be taken into account in determining a Participant's compensation for the purpose of any group life insurance or other employee benefit plan unless so provided in such benefit plan.

     10.3 This Plan shall not be deemed the exclusive method of providing incentive compensation for an employee of the Corporation and its Subsidiaries, nor shall it preclude the Committee or the Board of Directors from authorizing or approving other forms of incentive compensation.

     10.4 All expenses and costs in connection with the operation of the Plan shall be borne by the Corporation and its Subsidiaries.

     10.5 The Corporation or other Subsidiary making a payment under this Plan shall withhold therefrom such amounts as may be required by federal, state or local law, and the amount payable under the Plan to the person entitled thereto shall be reduced by the amount so withheld.

     10.6 The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York to the extent not superseded by federal law.

     10.7 In the event of the death of a Participant, any payment due under this Plan shall be made to his or her estate (or designated beneficiary, with respect to amounts payable in the form of the common stock of the Corporation).

PROXY


                        THE CHASE MANHATTAN CORPORATION

     THIS PROXY IS SOLICITED FROM YOU BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF THE CHASE MANHATTAN CORPORATION ON MAY 18, 1999.

     You, the undersigned stockholder, appoint each of John J. Farrell, Frederick W. Hill and Thomas Jacob, your ATTORNEY-IN-FACT AND PROXY, WITH FULL POWER OF SUBSTITUTION, TO VOTE ON YOUR BEHALF SHARES OF CHASE COMMON STOCK that you would be entitled to vote at the 1999 Annual Meeting, and any adjournment of the Meeting, with all powers that you would have if you were personally present at the Meeting. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INSTRUCTED BY YOU AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS. IF NOT OTHERWISE SPECIFIED, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE DIRECTORS.

     VOTING BY MAIL. If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such.

     VOTING BY INTERNET OR TELEPHONE. If you wish to vote by Internet or telephone, please follow the instructions on the reverse side of the detachable admission ticket below.

     CHASE EMPLOYEES. If you are a current or former employee of Chase and have an interest in Common Stock through the 401(k) Savings Plan, you proportionate interest as of the latest available valuation date is shown on this card and your vote will provide voting instructions to the Trustee of the Plan. If no instructions are given, the Trustee will vote the shares pursuant to the terms of the Savings Plan.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

    PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY OR VOTE BY INTERNET
                                 OR TELEPHONE.


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                              YOUR VOTE IS IMPORTANT!

                                YOU CAN VOTE IN ONE OF THREE WAYS:

                         1. Vote by Internet at our Internet Address:
[CHASE LOGO]                http://www.eproxy.com/CMB/

                                             OR

ADMISSION TICKET         2. Call TOLL-FREE 1-800-840-1208 on a touch tone
                            telephone and follow the instructions on the reverse
THE CHASE MANHATTAN         side. There is NO CHARGE to you for this call.
    CORPORATION
1999 Annual Meeting                          OR
  of Stockholders

Tuesday, May 18, 1999    3. Mark, sign and date your proxy card and return it
       11:00 AM             promptly in the enclosed envelope.
  at the offices of
   Chase Manhattan
Mortgage Corporation                    PLEASE VOTE
  3415 Vision Drive
 Columbus, OH 43219

                                                         Please mark
                                                         your votes as /X/
                                                         indicated in
                                                         this example.


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.


                                             WITHHOLD
                                     FOR      FOR ALL
Item 1 -- ELECTION OF DIRECTORS      / /        / /

Nominees:
01 Hans W. Becherer           09 Harold S. Hook
02 Frank A. Bennack Jr.       10 Helene L. Kaplan
03 Susan V. Berresford        11 Thomas G. Labrecque
04 M. Anthony Burns           12 Henry B. Schacht
05 H. Laurance Fuller         13 Walter V. Shipley
06 Melvin R. Goodes           14 Andrew G. Sigler
07 William H. Gray III        15 John R. Stafford
08 William B. Harrison Jr.    16 Marina v.N. Whitman

WITHHELD FOR: (Write nominee name(s) in the space provided below).

_________________________________________________


                                       FOR  AGAINST  ABSTAIN
Item 2 -- APPOINTMENT OF               / /    / /      / /
          INDEPENDENT
          ACCOUNTANTS

                                       FOR  AGAINST  ABSTAIN
Item 3 -- RE-APPROVE KEY               / /    / /      / /
          EXECUTIVE
          PERFORMANCE PLAN


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4 AND 5

                                       FOR  AGAINST  ABSTAIN
Item 4 -- STOCKHOLDER PROPOSAL --      / /    / /      / /
          ANNUAL REPORTS OF
          POLITICAL CONTRIBUTIONS
          MADE BY CHASE.


                                       FOR  AGAINST  ABSTAIN
Item 5 -- STOCKHOLDER PROPOSAL --      / /    / /      / /
          POLICY FOR LENDING TO,
          SERVICING, AND OPERATIONS
          IN, LESSER DEVELOPED
          COUNTRIES.


                         YES    NO
WILL ATTEND MEETING      / /    / /




IF YOU VOTE BY INTERNET OR TELEPHONE AS INSTRUCTED BELOW, THERE IS NO NEED TO MAIL BACK YOUR PROXY.

Signature(s)____________________________________________________ Date________
NOTE: Please sign your name as it appears above. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title as such.

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        _______________________________________________________________

        IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS BELOW.
        _______________________________________________________________

          HAVE YOUR PROXY CARD IN HAND.
          TO VOTE BY INTERNET: Go to http://www.eproxy.com/CMB/
          TO VOTE BY PHONE:

          - On a touch tone telephone call Toll-Free 1-800-840-1208 -- 24 hours a day -- 7 days a week.

          - Enter your eleven-digit personal identification number which is indicated in the box located in the lower right corner of this instruction form.

           __________________________________________________________________

            Option 1:  To vote as the Board of Directors recommends on all proposals, Press 1. If you wish to vote on each proposal separately, Press 0.

           __________________________________________________________________

         WHEN YOU PRESS 1, YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED, END OF CALL

           __________________________________________________________________

            Option 2:  If you selected 0 to vote on each proposal separately, you will hear the following instructions.

              Proposal 1: To VOTE FOR ALL nominees, press 1;
                          To WITHHOLD FOR ALL nominees, press 9;
                          To WITHHOLD FOR AN INDIVIDUAL nominee, press 0, enter the two digit number that appears next to the name of the nominee for whom you DO NOT wish
                          to vote.
                          Once you have completed voting for Directors,
                          press 0.
              Proposal 2: You may make your selection at any time.
                          To vote FOR, press 1;
                          To vote AGAINST, press 9;
                          To ABSTAIN, press 0
                       The instructions are the same for all remaining
                       proposals.
           __________________________________________________________________

         YOUR VOTE WILL BE REPEATED AND YOU WILL HAVE AN OPPORTUNITY TO CONFIRM IT.

       - You will be asked if you plan to attend the meeting. When prompted, please respond.
         IF YOU VOTE BY INTERNET OR TELEPHONE, THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD.
         THANK YOU FOR VOTING

                                  [CHASE LOGO]

THE CHASE MANHATTAN CORPORATION
270 Park Avenue
New York, New York 10017-2070

                                  March 25, 1999

Dear Fellow Shareholder:

     In addition to the information contained in the enclosed Annual Report and Proxy Statement, we are pleased to tell you of some important organizational changes.

     Almost four years ago, Tom and I set out as partners to form one of the best financial services companies in the world, characterized by market leadership positions, quality products, a focus on client relationships and a team-based culture. As Chase's competitive financial performance in 1998 demonstrated, we have made outstanding progress.

     From the outset we have been aware of the need to develop the next generation of senior management and to orchestrate a smooth transition to them at the appropriate time. Fifteen months ago, we formed a nine person Executive Committee and started sharing more of our responsibilities with the members of that committee in order to prepare them for an eventual transition.

     Over the last year, we have had an extensive series of meetings with our Board of Directors to consider the substance and timing of management succession. We and the Board concluded that Chase has a wealth of talent on its senior management team and that the next generation is ready to take over. The Board has agreed with our recommendation that the right time for management transition has come. The changes, effective June 1, 1999 are as follows:

        - Tom will retire.

        - Walter will continue as Chairman of the Board.

        - Bill Harrison will become President and Chief Executive Officer.

     As we went through the succession process with the Board, we were committed to making decisions based upon what is in the best interests of shareholders, customers, and employees. We are convinced that Bill Harrison is the right person to continue that commitment and to lead Chase into the next century.

     Bill is currently Vice Chairman of the Board of Chase, where he has served since 1990. Since 1987, he has also been responsible for the operations of the Global Bank, which consist of Chase's Investment Bank, Global Markets, middle market, the private bank and private equity investing. He has been with Chase for over 30 years and managed the successful integration of the wholesale operations of Chemical Bank and Chase into one of the world's most profitable wholesale-investment banks.

     We have tremendous confidence in Bill and in Chase's management team and we look forward to seeing them build on what we have all accomplished. Tom and I very much appreciate your support, and we are sure you will extend the same support to Bill.

     Sincerely,
    /s/ Walter V. Shipley                 /S/ Thomas G. Labrecque

     Walter V. Shipley                        Thomas G. Labrecque